Exhibit 99.1

RBB Bancorp Reports First Quarter 2025 Earnings

Los Angeles, CA, April 28, 2025 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as the “Company,” announced financial results for the quarter ended March 31, 2025.

First Quarter 2025 Highlights

●	Net income totaled $2.3 million, or $0.13 diluted earnings per share
●	Return on average assets of 0.24%, compared to 0.44% for the quarter ended December 31, 2024
●	Net interest margin expanded to 2.88%, up from 2.76% for the quarter ended December 31, 2024
●	Net loans held for investment growth of $89.8 million, or 12% annualized
●	Nonperforming assets decreased $16.5 million, or 20.3%, to $64.6 million at March 31, 2025, down from $81.0 million at December 31, 2024
●	Book value and tangible book value per share(1) increased to $28.77 and $24.63 at March 31, 2025, up from $28.66 and $24.51 at December 31, 2024

The Company reported net income of $2.3 million, or $0.13 diluted earnings per share, for the quarter ended March 31, 2025, compared to net income of $4.4 million, or $0.25 diluted earnings per share, for the quarter ended December 31, 2024. First quarter of 2025 net income included $6.7 million in pre-tax provision for credit losses mostly related to reducing exposure to nonperforming loans, including higher specific reserves.

“First quarter net income declined to $2.3 million, or 13 cents per share, as we took decisive action to address our nonperforming loans,” said David Morris, Chief Executive Officer of RBB Bancorp. “We reduced our net exposure to nonperforming loans to $51 million, including specific reserves, or 32% since year end. We remain focused on resolving our nonperforming loans as quickly as possible while minimizing the impact to earnings and capital and we think our actions in the first quarter reflect this.”

“Our loan production was relatively strong during the first quarter driven by continued execution of our initiatives, which resulted in 12% annualized net loan growth. Our loan prospect pipeline continues to be healthy, and we anticipate loan growth to continue in the second quarter, albeit likely at a more moderate pace,” said Johnny Lee, President of RBB Bancorp and President and Chief Executive Officer of the Bank. “While the market environment is volatile, we have not observed significant signs of financial impact to our clients at this time.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $26.2 million for the first quarter of 2025, compared to $26.0 million for the fourth quarter of 2024. The $186,000 increase was due to a $2.4 million decrease in interest expense, offset by a $2.2 million decrease in interest income. The decrease in interest income was mostly due to the impact of fewer days in the quarter of $1.2 million and lower average excess liquidity (cash and cash equivalents and investment securities) of $1.5 million. The decrease in interest expense was mostly due to the impact of lower average funding rates of $1.5 million, fewer days in the quarter of $621,000 and lower average interest-bearing liabilities of $336,000. The $1.5 million attributed to lower average funding rates included $1.8 million due to a 29 basis point decrease in the average cost of interest-bearing deposits.

The net interest margin (“NIM”) was 2.88% for the first quarter of 2025, an increase of 12 basis points from 2.76% for the fourth quarter of 2024. The NIM expansion was due to a 17 basis point decrease in the overall cost of funds, partially offset by a 3 basis point decrease in the yield on average interest-earning assets. The yield on average interest-earning assets decreased to 5.76% for the first quarter of 2025 from 5.79% for the fourth quarter of 2024 due mainly to a decrease in the yield on average cash and cash equivalents of 32 basis points and average loans of 2 basis points, partially offset by the benefit of a change in the mix in average-earning assets. Average loans represented 84% of average interest-earning assets in the first quarter of 2025, as compared to 82% in the fourth quarter of 2024.

The average cost of funds decreased to 3.15% for the first quarter of 2025 from 3.32% for the fourth quarter of 2024, driven by a 29 basis point decrease in the average cost of interest-bearing deposits, partially offset by a 38 basis point increase in the average cost of borrowings. The average cost of interest-bearing deposits decreased to 3.77% for the first quarter of 2025 from 4.06% for the fourth quarter of 2024. During the first quarter of 2025, $150.0 million in Federal Home Loan Bank ("FHLB") advances with an average cost of 1.18% matured and were largely replaced with $110.0 million in FHLB advances with various terms at an average rate of 3.88%. The overall funding mix for the first quarter of 2025 remained relatively unchanged from the fourth quarter of 2024 with total deposits representing 90% of the funding mix and average noninterest-bearing deposits representing 17% of average total deposits. The all-in average spot rate for total deposits was 3.06% at March 31, 2025.

Provision for Credit Losses

The provision for credit losses was $6.7 million for the first quarter of 2025 compared to $6.0 million for the fourth quarter of 2024. The first quarter of 2025 provision for credit losses was due to an increase in specific reserves of $2.8 million, net charge-offs of $2.6 million and an increase in general reserves of $1.3 million due mainly to net loan growth. The first quarter increase in specific reserves related mostly to two lending relationships. Net charge-offs included $1.4 million related to a bulk sale of $10.8 million in underperforming single-family residential ("SFR") mortgage loans, of which $6.5 million were on nonaccrual at the end of the year, and $1.2 million related to an $8.8 million loan transferred to other real estate owned ("OREO") and subsequently sold. Net charge-offs on an annualized basis represented 0.35% of average loans for the first quarter of 2025 compared to 0.26% for the fourth quarter of 2024. The first quarter provision also took into consideration factors such as changes in loan balances, the loan portfolio mix, the outlook for economic conditions and market interest rates, and changes in credit quality metrics, including changes in nonperforming loans, special mention and substandard loans during the period.

Noninterest Income

Noninterest income for the first quarter of 2025 was $2.3 million, a decrease of $434,000 from $2.7 million for the fourth quarter of 2024. This decrease was mostly due to the fourth quarter of 2024 including $258,000 of income from a Bank Enterprise Award grant (included in other income) and lower net gain on sale of loans as compared to the fourth quarter of 2024.

Noninterest Expense

Noninterest expense for the first quarter of 2025 was $18.5 million, an increase of $873,000 from $17.6 million for the fourth quarter of 2024. This increase was mostly due to higher salaries and employee benefits expense of $716,000 attributed to higher payroll taxes and annual pay increases, which are typically reflected in the first quarter of the year. The annualized noninterest expenses to average assets ratio was 1.90% for the first quarter of 2025, up from 1.76% for the fourth quarter of 2024. The efficiency ratio was 65.1% for the first quarter of 2025, up from 61.5% for the fourth quarter of 2024 due mostly to higher noninterest expense.

Income Taxes

The effective tax rate was 28.2% for the first quarter of 2025 and 13.3% for the fourth quarter of 2024. The increase in the effective tax rate for the first quarter was due in part to lower tax credits combined with higher estimated pre-tax net income for the full year of 2025 as compared to the prior quarter.

Balance Sheet

At March 31, 2025, total assets were $4.0 billion, a $16.9 million increase compared to December 31, 2024, and a $131.4 million increase compared to March 31, 2024.

Loan and Securities Portfolio

Loans held for investment ("HFI") totaled $3.1 billion as of March 31, 2025, an increase of $89.8 million, or 12% annualized, compared to December 31, 2024 and an increase of $115.7 million, or 3.8%, compared to March 31, 2024. The first quarter of 2025 net loan growth included $201 million in new production with an average yield of 6.77%. When loan sales, charge-offs, and foreclosures totaling $28.6 million are considered, the annualized first quarter net loan growth rate was 16%. The increase from December 31, 2024 was primarily due to a $51.8 million increase in SFR mortgage loans, a $44.0 million increase in commercial real estate ("CRE") loans, a $6.0 million increase in commercial and industrial ("C&I") loans and a $3.4 million increase in Small Business Administration ("SBA") loans, partially offset by a $14.4 million decrease in construction and land development ("C&D") loans. The loan to deposit ratio was 98.4% at March 31, 2025, compared to 97.5% at December 31, 2024 and 98.6% at March 31, 2024.

As of March 31, 2025, available for sale securities totaled $378.2 million, a decrease of $42.0 million from December 31, 2024, primarily related to the net decrease in short-term commercial paper of $41.4 million due to maturity and purchase activity during the first quarter of 2025. As of March 31, 2025, net unrealized losses totaled $25.0 million, a $4.2 million decrease, when compared to net unrealized losses of $29.2 million as of December 31, 2024.

Deposits

Total deposits were $3.1 billion as of March 31, 2025, an increase of $58.8 million, or 7.7% annualized, compared to December 31, 2024 and an increase of $114.3 million, or 3.8%, compared to March 31, 2024. The increase during the first quarter of 2025 was due to a $93.6 million increase in interest-bearing deposits, while noninterest-bearing deposits decreased $34.8 million. The increase in interest-bearing deposits included increases in non-maturity deposits of $58.2 million and time deposits of $35.5 million. Wholesale deposits totaled $158.5 million at March 31, 2025, and $147.5 million at December 31, 2024. Noninterest-bearing deposits totaled $528.2 million and represented 16.8% of total deposits at March 31, 2025 compared to $563.0 million and 18.3% at December 31, 2024.

Credit Quality

Nonperforming assets totaled $64.6 million, or 1.61% of total assets, at March 31, 2025, down from $81.0 million, or 2.03% of total assets, at December 31, 2024. The $16.5 million decrease in nonperforming assets was due to sales totaling $20.0 million and payoffs or paydowns of $1.8 million, partially offset by the addition of one $5.3 million CRE loan placed on nonaccrual status in the first quarter of 2025. Nonperforming assets included one $4.2 million OREO (included in “Accrued interest and other assets”) at March 31, 2025, which was a nonaccrual loan at December 31, 2024.

Special mention loans totaled $64.3 million, or 2.05% of total loans, at March 31, 2025, down from $65.3 million, or 2.14% of total loans, at December 31, 2024. The $1.1 million decrease was primarily due to the upgrade of one $1.7 million CRE loan to a pass-rated loan, offset by the addition of one $578,000 C&I loan. All special mention loans are paying current.

Substandard loans totaled $76.4 million at March 31, 2025, down from $100.3 million at December 31, 2024. This $24.0 million decrease was primarily due to loan sales totaling $11.7 million, transfers to OREO totaling $12.8 million, of which $8.8 million was subsequently sold during the first quarter of 2025, and payoffs and paydowns totaling $5.4 million, partially offset by the downgrade of two loans totaling $6.2 million. Of the total substandard loans at March 31, 2025, there were $16.0 million on accrual status.

30-89 day delinquent loans, excluding nonperforming loans, totaled $5.9 million, or 0.19% of total loans, at March 31, 2025, down from $22.1 million, or 0.72% of total loans, at December 31, 2024. The $16.2 million decrease was mostly due to $16.3 million in loans returning to current status, $2.9 million in SFR mortgage loans included in the bulk sale of several underperforming SFR mortgage loans and $398,000 in paydowns and payoffs, offset by $3.5 million in new delinquent loans.

As of March 31, 2025, the allowance for credit losses totaled $52.6 million and was comprised of an allowance for loan losses of $51.9 million and a reserve for unfunded commitments of $629,000 (included in “Accrued interest and other liabilities”). This compares to the allowance for credit losses of $48.5 million, comprised of an allowance for loan losses of $47.7 million and a reserve for unfunded commitments of $729,000 at December 31, 2024. The $4.1 million increase in the allowance for credit losses for the first quarter of 2025 was due to a $6.7 million provision for credit losses offset by net charge-offs of $2.6 million. Net charge-offs included $1.4 million related to a bulk sale of $10.8 million in underperforming SFR mortgage loans, of which $6.5 million were on nonaccrual at the end of the year, and $1.2 million related to an $8.8 million loan transferred to OREO and subsequently sold. The allowance for loan losses as a percentage of loans HFI increased to 1.65% at March 31, 2025, compared to 1.56% at December 31, 2024, due to an increase in specific reserves. The allowance for loan losses as a percentage of nonperforming loans HFI was 86% at March 31, 2025, an increase from 68% at December 31, 2024.

	For the Three Months Ended March 31, 2025
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$47,729	$729	$48,458
Provision for (reversal of) credit losses	6,846	(100)	6,746
Less loans charged-off	(2,727)	—	(2,727)
Recoveries on loans charged-off	84	—	84
Ending balance	$51,932	$629	$52,561

Shareholders' Equity

At March 31, 2025, total shareholders' equity was $510.3 million, a $2.4 million increase compared to December 31, 2024, and a $3.7 million decrease compared to March 31, 2024. The increase in shareholders' equity for the first quarter of 2025 was due to lower net unrealized losses on available for sale securities of $3.0 million, net income of $2.3 million and equity compensation activity of $43,000, offset by common stock cash dividends paid of $2.9 million. The decrease in shareholders' equity for the last twelve months was due to common stock repurchases of $19.2 million and dividends paid of $11.6 million on common stock, offset by net income of $20.9 million, lower net unrealized losses on available for sale securities of $3.7 million, and equity compensation activity of $2.5 million. Book value per share and tangible book value per share(1) increased to $28.77 and $24.63 at March 31, 2025, up from $28.66 and $24.51 at December 31, 2024 and up from $27.67 and $23.68 at March 31, 2024.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of March 31, 2025, the Company had total assets of $4.0 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services predominately to the Asian-centric communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, April 29, 2025, to discuss the Company’s first quarter 2025 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 534591, conference ID RBBQ125. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 52277, approximately one hour after the conclusion of the call and will remain available through May 13, 2025.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires, including direct and indirect costs and impacts on clients, the Company and its employees from the January 2025 Los Angeles County wildfires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine, in the Middle East, and increasing tensions between China and Taiwan, which could impact business and economic conditions in the U.S. and abroad; tariffs, trade policies, and related tensions, which could impact our clients, specific industry sectors, and/or broader economic conditions and financial market; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system and increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the impact of changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California Department of Financial Protection and Innovation; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2024, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Assets
Cash and due from banks	$25,315	$27,747	$26,388	$23,313	$21,887
Interest-earning deposits with financial institutions	213,508	229,998	323,002	229,456	247,356
Cash and cash equivalents	238,823	257,745	349,390	252,769	269,243
Interest-earning time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	378,188	420,190	305,666	325,582	335,194
Investment securities held to maturity	5,188	5,191	5,195	5,200	5,204
Loans held for sale	655	11,250	812	3,146	3,903
Loans held for investment	3,143,063	3,053,230	3,091,896	3,047,712	3,027,361
Allowance for loan losses	(51,932)	(47,729)	(43,685)	(41,741)	(41,688)
Net loans held for investment	3,091,131	3,005,501	3,048,211	3,005,971	2,985,673
Premises and equipment, net	24,308	24,601	24,839	25,049	25,363
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	60,699	60,296	59,889	59,486	59,101
Goodwill	71,498	71,498	71,498	71,498	71,498
Servicing assets	6,766	6,985	7,256	7,545	7,794
Core deposit intangibles	1,839	2,011	2,194	2,394	2,594
Right-of-use assets	26,779	28,048	29,283	30,530	31,231
Accrued interest and other assets	87,926	83,561	70,644	63,416	65,608
Total assets	$4,009,400	$3,992,477	$3,990,477	$3,868,186	$3,878,006
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$528,205	$563,012	$543,623	$542,971	$539,517
Savings, NOW and money market accounts	721,216	663,034	666,089	647,770	642,840
Time deposits, $250,000 and under	1,000,106	1,007,452	1,052,462	1,014,189	1,083,898
Time deposits, greater than $250,000	893,101	850,291	830,010	818,675	762,074
Total deposits	3,142,628	3,083,789	3,092,184	3,023,605	3,028,329
FHLB advances	160,000	200,000	200,000	150,000	150,000
Long-term debt, net of issuance costs	119,624	119,529	119,433	119,338	119,243
Subordinated debentures	15,211	15,156	15,102	15,047	14,993
Lease liabilities - operating leases	28,483	29,705	30,880	32,087	32,690
Accrued interest and other liabilities	33,148	36,421	23,150	16,818	18,765
Total liabilities	3,499,094	3,484,600	3,480,749	3,356,895	3,364,020
Shareholders' equity:
Common stock	260,284	259,957	259,280	266,160	271,645
Additional paid-in capital	3,360	3,645	3,520	3,456	3,348
Retained earnings	263,885	264,460	262,946	262,518	259,903
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net	(17,295)	(20,257)	(16,090)	(20,915)	(20,982)
Total shareholders' equity	510,306	507,877	509,728	511,291	513,986
Total liabilities and shareholders’ equity	$4,009,400	$3,992,477	$3,990,477	$3,868,186	$3,878,006

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Interest and dividend income:
Interest and fees on loans	$45,621	$46,374	$45,547
Interest on interest-earning deposits	2,014	3,641	5,040
Interest on investment securities	4,136	3,962	3,611
Dividend income on FHLB stock	330	330	331
Interest on federal funds sold and other	235	248	266
Total interest and dividend income	52,336	54,555	54,795
Interest expense:
Interest on savings deposits, NOW and money market accounts	4,468	4,671	4,478
Interest on time deposits	19,084	21,361	23,322
Interest on long-term debt and subordinated debentures	1,632	1,660	1,679
Interest on FHLB advances	989	886	439
Total interest expense	26,173	28,578	29,918
Net interest income before provision for credit losses	26,163	25,977	24,877
Provision for credit losses	6,746	6,000	—
Net interest income after provision for credit losses	19,417	19,977	24,877
Noninterest income:
Service charges and fees	1,017	988	992
Gain on sale of loans	81	376	312
Loan servicing fees, net of amortization	588	492	589
Increase in cash surrender value of life insurance	403	407	382
Gain on OREO	—	—	724
Other income	206	466	373
Total noninterest income	2,295	2,729	3,372
Noninterest expense:
Salaries and employee benefits	10,643	9,927	9,927
Occupancy and equipment expenses	2,407	2,403	2,443
Data processing	1,602	1,499	1,420
Legal and professional	1,515	1,355	880
Office expenses	408	399	356
Marketing and business promotion	197	251	172
Insurance and regulatory assessments	730	677	982
Core deposit premium	172	182	201
Other expenses	848	956	588
Total noninterest expense	18,522	17,649	16,969
Income before income taxes	3,190	5,057	11,280
Income tax expense	900	672	3,244
Net income	$2,290	$4,385	$8,036

Net income per share
Basic	$0.13	$0.25	$0.43
Diluted	$0.13	$0.25	$0.43
Cash dividends declared per common share	$0.16	$0.16	$0.16
Weighted-average common shares outstanding
Basic	17,727,712	17,704,992	18,601,277
Diluted	17,770,588	17,796,840	18,666,683

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$194,236	$2,249	4.70%	$308,455	$3,890	5.02%	$364,979	$5,306	5.85%
FHLB Stock	15,000	330	8.92%	15,000	330	8.75%	15,000	331	8.88%
Securities
Available for sale (2)	390,178	4,113	4.28%	361,253	3,939	4.34%	320,015	3,589	4.51%
Held to maturity (2)	5,189	49	3.83%	5,194	48	3.68%	5,207	46	3.55%
Total loans (3)	3,079,224	45,621	6.01%	3,059,786	46,374	6.03%	3,018,423	45,547	6.07%
Total interest-earning assets	3,683,827	$52,362	5.76%	3,749,688	$54,581	5.79%	3,723,624	$54,819	5.92%
Total noninterest-earning assets	260,508			244,609			246,341
Total average assets	$3,944,335			$3,994,297			$3,969,965

Interest-bearing liabilities
NOW	61,222	321	2.13%	$53,879	$254	1.88%	$58,946	$298	2.03%
Money market	463,443	3,625	3.17%	463,850	3,735	3.20%	411,751	3,526	3.44%
Saving deposits	155,116	522	1.36%	162,351	682	1.67%	157,227	654	1.67%
Time deposits, $250,000 and under	989,622	10,046	4.12%	1,034,946	11,583	4.45%	1,175,804	13,805	4.72%
Time deposits, greater than $250,000	864,804	9,038	4.24%	835,583	9,778	4.66%	785,172	9,517	4.88%
Total interest-bearing deposits	2,534,207	23,552	3.77%	2,550,609	26,032	4.06%	2,588,900	27,800	4.32%
FHLB advances	176,833	989	2.27%	200,000	886	1.76%	150,000	439	1.18%
Long-term debt	119,562	1,295	4.39%	119,466	1,295	4.31%	119,180	1,295	4.37%
Subordinated debentures	15,175	337	9.01%	15,121	365	9.60%	14,957	384	10.33%
Total interest-bearing liabilities	2,845,777	26,173	3.73%	2,885,196	28,578	3.94%	2,873,037	29,918	4.19%
Noninterest-bearing liabilities
Noninterest-bearing deposits	520,145			539,900			528,346
Other noninterest-bearing liabilities	66,151			56,993			55,795
Total noninterest-bearing liabilities	586,296			596,893			584,141
Shareholders' equity	512,262			512,208			512,787
Total liabilities and shareholders' equity	$3,944,335			$3,994,297			$3,969,965
Net interest income / interest rate spreads		$26,189	2.03%		$26,003	1.85%		$24,901	1.73%
Net interest margin			2.88%			2.76%			2.69%

Total cost of deposits	$3,054,352	$23,552	3.13%	$3,090,509	$26,032	3.35%	$3,117,246	$27,800	3.59%
Total cost of funds	$3,365,922	$26,173	3.15%	$3,425,096	$28,578	3.32%	$3,401,383	$29,918	3.54%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Per share data (common stock)
Book value	$28.77	$28.66	$27.67
Tangible book value (1)	$24.63	$24.51	$23.68
Performance ratios
Return on average assets, annualized	0.24%	0.44%	0.81%
Return on average shareholders' equity, annualized	1.81%	3.41%	6.30%
Return on average tangible common equity, annualized (1)	2.12%	3.98%	7.37%
Noninterest income to average assets, annualized	0.24%	0.27%	0.34%
Noninterest expense to average assets, annualized	1.90%	1.76%	1.72%
Yield on average earning assets	5.76%	5.79%	5.92%
Yield on average loans	6.01%	6.03%	6.07%
Cost of average total deposits (2)	3.13%	3.35%	3.59%
Cost of average interest-bearing deposits	3.77%	4.06%	4.32%
Cost of average interest-bearing liabilities	3.73%	3.94%	4.19%
Net interest spread	2.03%	1.85%	1.73%
Net interest margin	2.88%	2.76%	2.69%
Efficiency ratio (3)	65.09%	61.48%	60.07%
Common stock dividend payout ratio	123.08%	64.00%	37.21%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include non-interest bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Credit Quality Data:
Special mention loans	$64,279	$65,329	$20,580
Special mention loans to total loans	2.05%	2.14%	0.68%
Substandard loans HFI	$76,372	$89,141	$57,170
Substandard loans HFS	$—	$11,195	$—
Substandard loans HFI to total loans HFI	2.43%	2.92%	1.89%
Loans 30-89 days past due, excluding nonperforming loans	$5,927	$22,086	$20,950
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.19%	0.72%	0.69%
Nonperforming loans HFI	$60,380	$69,843	$35,935
Nonperforming loans HFS	$—	$11,195	$—
OREO	$4,170	$—	$1,071
Nonperforming assets	$64,550	$81,038	$37,006
Nonperforming loans HFI to total loans HFI	1.92%	2.29%	1.19%
Nonperforming assets to total assets	1.61%	2.03%	0.95%

Allowance for loan losses	$51,932	$47,729	$41,688
Allowance for loan losses to total loans HFI	1.65%	1.56%	1.38%
Allowance for loan losses to nonperforming loans HFI	86.01%	68.34%	116.01%
Net charge-offs	$2,643	$2,006	$184
Net charge-offs to average loans	0.35%	0.26%	0.02%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.10%	11.08%	11.56%
Tier 1 leverage ratio	12.07%	11.92%	12.16%
Tier 1 common capital to risk-weighted assets	17.87%	17.94%	19.10%
Tier 1 capital to risk-weighted assets	18.45%	18.52%	19.72%
Total capital to risk-weighted assets	24.41%	24.49%	25.91%

(1)	March 31, 2025 capital ratios are preliminary.
(2)	Non-GAAP measure. See Non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of March 31, 2025		As of December 31, 2024		As of March 31, 2024
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$135,538	4.3%	$129,585	4.2%	$121,441	4.0%
SBA	50,651	1.6%	47,263	1.5%	54,677	1.8%
Construction and land development	158,883	5.1%	173,290	5.7%	198,070	6.5%
Commercial real estate (1)	1,245,402	39.6%	1,201,420	39.3%	1,178,498	38.9%
Single-family residential mortgages	1,545,822	49.2%	1,494,022	48.9%	1,463,497	48.4%
Other loans	6,767	0.2%	7,650	0.4%	11,178	0.4%
Total loans (2)	$3,143,063	100.0%	$3,053,230	100.0%	$3,027,361	100.0%
Allowance for loan losses	(51,932)		(47,729)		(41,688)
Total loans, net	$3,091,131		$3,005,501		$2,985,673

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs of $808, $488, and $474 as of March 31, 2025, December 31, 2024, and March 31, 2024, respectively.

Deposits	As of March 31, 2025		As of December 31, 2024		As of March 31, 2024
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$528,205	16.8%	$563,012	18.3%	$539,517	17.8%
Savings, NOW and money market accounts	721,216	22.9%	663,034	21.5%	642,840	21.2%
Time deposits, $250,000 and under	863,962	27.5%	882,438	28.6%	901,738	29.8%
Time deposits, greater than $250,000	870,708	27.8%	827,854	26.8%	746,611	24.7%
Wholesale deposits (1)	158,537	5.0%	147,451	4.8%	197,623	6.5%
Total deposits	$3,142,628	100.0%	$3,083,789	100.0%	$3,028,329	100.0%

(1)	Includes brokered deposits, collateralized deposits from the State of California, and deposits acquired through internet listing services.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2025, December 31, 2024, and March 31, 2024.

(dollars in thousands, except share and per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Tangible common equity:
Total shareholders' equity	$510,306	$507,877	$513,986
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,839)	(2,011)	(2,594)
Tangible common equity	$436,969	$434,368	$439,894
Tangible assets:
Total assets-GAAP	$4,009,400	$3,992,477	$3,878,006
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,839)	(2,011)	(2,594)
Tangible assets	$3,936,063	$3,918,968	$3,803,914
Common shares outstanding	17,738,628	17,720,416	18,578,132
Common equity to assets ratio	12.73%	12.72%	13.25%
Tangible common equity to tangible assets ratio	11.10%	11.08%	11.56%
Book value per share	$28.77	$28.66	$27.67
Tangible book value per share	$24.63	$24.51	$23.68

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights) and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net income available to common shareholders	$2,290	$4,385	$8,036
Average shareholders' equity	512,262	512,208	512,787
Adjustments:
Average goodwill	(71,498)	(71,498)	(71,498)
Average core deposit intangible	(1,951)	(2,129)	(2,726)
Adjusted average tangible common equity	$438,813	$438,581	$438,563
Return on average common equity, annualized	1.81%	3.41%	6.30%
Return on average tangible common equity, annualized	2.12%	3.98%	7.37%